EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                              Contact:
                                                                                                                                            Trisha Tuntland
                                                                                                                                           Director of Investor Relations
                                                                                                                                          Cabot Microelectronics Corporation
                                                                                                                                               (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2016
•	For the Fourth Fiscal Quarter:
o	Record Quarterly Revenue of $123 Million, 22.5 Percent Higher Than Last Year
o	GAAP Gross Profit Margin of 49.8 Percent of Revenue; Non-GAAP 50.9 Percent
o	Record GAAP Earnings Per Share of $0.83, Up 66.0 Percent Compared to Last Year; Non-GAAP $0.91
•	For the Full Fiscal Year:
o	Annual Revenue of $430 Million, 3.9 Percent Higher Than Last Year
o	GAAP Gross Profit Margin of 48.8 Percent of Revenue; Non-GAAP 50.0 Percent
o	Record GAAP Earnings Per Share of $2.43, Up 7.5 Percent Compared to Last Year; Non-GAAP $2.68

AURORA, IL, October 27, 2016 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2016, which ended September 30.

Total revenue during the fourth fiscal quarter was $122.7 million, 22.5 percent higher than in the same quarter last year, and a record level for the company.  The company achieved year-over-year revenue growth in all of its major product areas, and record quarterly revenue in its Tungsten slurry, Pads and Engineered Surface Finishes (ESF) product areas; revenue in the Pads area benefited from the October 2015 acquisition of NexPlanar Corporation.  Gross profit margin was 49.8 percent of revenue; non-GAAP gross profit margin was 50.9 percent of revenue, excluding amortization expense related to NexPlanar.  The company achieved record diluted earnings per share of $0.83, representing an increase of 66.0 percent compared to the same quarter last year; non-GAAP diluted earnings per share were $0.91, excluding NexPlanar amortization expense and an impairment charge for a NexPlanar intangible asset related to a technology under development.  Cash flow from operations was $37.5 million.

For the full fiscal year, the company generated revenue of $430.4 million, 3.9 percent higher than last year, including record annual revenue in its Tungsten slurry and Pads product areas.  The company achieved a gross profit margin of 48.8 percent of revenue; non-GAAP gross profit margin was 50.0 percent of revenue, excluding NexPlanar amortization expense and acquisition-related costs.  The company achieved record diluted earnings per share of $2.43, representing an increase of 7.5 percent compared to last year; non-GAAP diluted earnings per share were $2.68, excluding amortization expense, acquisition-related costs and the impairment charge related to NexPlanar.  Cash flow from operations was $95.2 million for the full fiscal year.  As of September 30, 2016, the company's balance sheet reflected a cash balance of $287.5 million and $155.3 million of debt outstanding.

"We are very pleased with our performance in the fourth quarter of our fiscal year, as we achieved record levels of revenue and profit," said David Li, President and CEO of Cabot Microelectronics.  "Further, continued successful execution of our strategic initiatives, along with stronger industry demand in the second half of the fiscal year, enabled us to grow revenue for the full fiscal year by four percent, and achieve a record level of profit for our company, representing approximately eight percent earnings growth compared to the prior year."

Mr. Li continued, "Fiscal 2016 was highlighted by strong revenue growth from our slurries for polishing tungsten, as we partnered closely with our strategic customers to support their transitions to advanced memory and logic applications.  We also advanced customer adoption of our high-performing colloidal silica and ceria-based dielectrics slurries.  In addition, in the fourth fiscal quarter we achieved record revenue in Pads and completed the integration of NexPlanar Corporation, which we acquired in October 2015 to strengthen our Pads product area."

Mr. Li concluded, "As we enter fiscal 2017, I am confident that we are well-positioned for continued profitable growth given the strong momentum in our Tungsten, Dielectrics and Pads product areas.  In addition, we believe that our focused business model, and our global resources, capabilities and infrastructure, differentiate us among leading suppliers of specialty materials to the semiconductor industry."

Key Financial Information

The company's record revenue of $122.7 million in the fourth fiscal quarter represents an increase of 22.5 percent from the same quarter last year, including 20.5 percent growth from its IC CMP consumables products.  The company achieved record quarterly revenue in its Tungsten slurry product area, which grew 8.8 percent year-over-year; revenue from the company's Pads product area grew 131.8 percent compared to the same quarter last year, including $7.7 million from NexPlanar; revenue from the company's Dielectrics slurry product area grew 22.8 percent; and sales of slurries for polishing other metals grew 5.4 percent.  Quarterly revenue also benefited from particularly strong performance from the company's ESF area – within ESF, QED Technologies contributed a record $8.2 million of revenue.

Total revenue for the full fiscal year was $430.4 million, which represents a 3.9 percent increase from $414.1 million in fiscal 2015.  Revenue from the company's IC CMP consumables products grew 5.7 percent.  The company achieved record annual revenue in its Tungsten slurry and Pads product areas.

Gross profit for the quarter was 49.8 percent of revenue, including $1.4 million of NexPlanar amortization expense.  Excluding this amortization expense, non-GAAP gross profit was 50.9 percent of revenue, compared to 52.0 percent of revenue reported in the same quarter a year ago.  Other factors impacting gross profit this quarter compared to last year include higher fixed manufacturing costs, including costs related to NexPlanar, and higher material costs, partially offset by the benefit of a higher valued product mix and higher sales volume.

Gross profit for the full fiscal year was 48.8 percent of revenue, consistent with the company's prior full fiscal year guidance for GAAP gross profit of around 49 percent of revenue, including NexPlanar.  Annual gross profit includes $4.5 million of amortization expense and $0.7 million of acquisition-related costs associated with NexPlanar.  Excluding these costs, non-GAAP gross profit was 50.0 percent of revenue, compared to 51.3 percent in fiscal 2015.  Other factors impacting gross profit compared to last year were higher fixed manufacturing costs, including costs related to NexPlanar, and higher material costs, partially offset by the benefit of a higher valued product mix and lower incentive compensation costs.  For full fiscal year 2017, the company currently expects its GAAP gross profit margin to be between 48 and 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $35.4 million in the fourth fiscal quarter, or $1.2 million higher than the $34.2 million reported in the same quarter a year ago, primarily due to higher staffing related costs, including costs related to NexPlanar and severance costs, and the $1.0 million impairment charge for a NexPlanar intangible asset related to a technology under development.  These factors were partially offset by lower incentive compensation costs, lower clean room materials expense and the absence of costs associated with last year's CEO transition.

For the full year, total operating expenses were $135.7 million, which includes $1.8 million of amortization expense, $1.6 million of acquisition-related costs, and the $1.0 million impairment charge, all related to NexPlanar.  Previously, the company had expected its GAAP operating expenses for the full fiscal year to be between $133 million and $135 million, including NexPlanar.  Operating expenses were $1.5 million lower than the $137.2 million reported in fiscal 2015, primarily due to lower incentive compensation costs, lower clean room materials expense and the absence of costs associated with last year's CEO transition.  These factors were partially offset by higher staffing related costs, including costs related to NexPlanar.  The company currently expects its GAAP operating expenses for full fiscal year 2017 to be between $137 million and $142 million.

Net income for the quarter was a record $20.7 million, or $22.5 million on a non-GAAP basis, excluding amortization expense and the impairment charge related to NexPlanar.  Net income was 65.2 percent higher than the $12.5 million reported in the same quarter last year.  Net income increased primarily due to higher revenue.  Net income for the full fiscal year was a record $59.8 million, or $66.0 million on a non-GAAP basis, excluding the amortization expense, acquisition-related costs and impairment charge related to NexPlanar.  Net income increased by 6.6 percent from $56.1 million in fiscal 2015, primarily due to higher revenue and a lower effective tax rate, partially offset by a lower gross profit margin.

Diluted earnings per share were a record $0.83 this quarter, or $0.91 on a non-GAAP basis, excluding the referenced costs related to NexPlanar, 66.0 percent higher than the $0.50 reported in the fourth quarter of fiscal 2015.  The company achieved record diluted earnings per share of $2.43 for full fiscal year 2016, or $2.68 on a non-GAAP basis, excluding the referenced costs related to NexPlanar, representing an increase of 7.5 percent from the $2.26 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 92790647.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission:  gross profit margin, net income and diluted earnings per share excluding the effects of NexPlanar acquisition-related costs, amortization expense and impairment of an intangible asset.  The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP.  These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations.  Specifically, the company believes the NexPlanar acquisition-related costs, amortization expense and impairment charge are not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding these costs.  The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP.  A reconciliation table of GAAP to non-GAAP financial measures, including gross profit margin, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,125 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2016 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2015, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Revenue	$122,684	$108,152	$100,137	$430,449	$414,097

Cost of goods sold	61,598	56,127	48,115	220,247	201,866

Gross profit	61,086	52,025	52,022	210,202	212,231

Operating expenses:

Research, development & technical	15,842	12,928	14,856	58,532	59,778

Selling & marketing	8,057	6,243	5,763	27,717	24,983

General & administrative	11,454	10,738	13,553	49,445	52,430

Total operating expenses	35,353	29,909	34,172	135,694	137,191

Operating income	25,733	22,116	17,850	74,508	75,040

Interest expense	1,187	1,178	1,494	4,723	4,524

Other income (expense), net	257	(246)	116	653	681

Income before income taxes	24,803	20,692	16,472	70,438	71,197

Provision for income taxes	4,096	1,990	3,939	10,589	15,051

Net income	$20,707	$18,702	$12,533	$59,849	$56,146

Income available to common shareholders	$20,589	$18,592	$12,372	$59,488	$55,663

Basic earnings per share	$0.85	$0.78	$0.51	$2.47	$2.32

Weighted average basic shares outstanding	24,234	23,929	24,144	24,077	24,040

Diluted earnings per share	$0.83	$0.76	$0.50	$2.43	$2.26

Weighted average diluted shares outstanding	24,678	24,325	24,583	24,477	24,632

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$287,479	$354,190
Accounts receivable, net	62,830	49,405
Inventories, net	72,123	70,678
Other current assets	14,659	20,235
Total current assets	437,091	494,508

Property, plant and equipment, net	106,496	93,743
Other long-term assets	184,339	72,223
Total assets	$727,926	$660,474

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,834	$15,448
Current portion of long-term debt	7,656	8,750
Accrued expenses, income taxes payable and other current liabilities	39,895	36,446
Total current liabilities	64,385	60,644

Long-term debt, net of current portion	147,657	155,313
Other long-term liabilities	18,236	15,553
Total liabilities	230,278	231,510

Stockholders' equity	497,648	428,964
Total liabilities and stockholders' equity	$727,926	$660,474

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot
Microelectronics Corporation press release dated October 27, 2016.

	Three Months Ended September 30, 2016			Twelve Months Ended September 30, 2016

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$61,086	$1,352	$62,438	$210,202	5,229	$215,431
Gross profit as a percentage of revenue (1)	49.8%		50.9%	48.8%		50.0%

Net income (2)	$20,707	$1,807	$22,514	$59,849	$6,185	$66,034

Diluted earnings per share (3)	$0.83	$0.08	$0.91	$2.43	$0.25	$2.68

(1) Non-GAAP gross profit as a percentage of revenue for the three months ended September 30, 2016 excludes $1,352 of NexPlanar amortization expense.
Non-GAAP gross profit as a percentage of revenue for the twelve months ended September 30, 2016 excludes $706 of NexPlanar acquisition-related costs and $4,523 of NexPlanar amortization expense. Acquisition-related costs include the fair value markup of NexPlanar inventory sold and post-acquisition employee severance.

(2) Non-GAAP net income for the three months ended September 30, 2016 excludes the items mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses and a $1,000 impairment charge on a NexPlanar intangible asset, which was established for certain in-process technology. These adjustments are partially offset by a $1,013 related increase in the provision for income taxes. Non-GAAP net income for the twelve months ended September 30, 2016 excludes the items mentioned above in (1) plus $1,623 of NexPlanar acquisition-related costs, $1,764 of
NexPlanar amortization expense recorded in operating expenses, and the $1,000 impairment charge recorded in the fourth quarter. The $1,623 in acquisition-related costs include share-based compensation expense for certain unvested NexPlanar stock options settled in cash at the date of the acquisition, post-acquisition employee severance, share-based compensation expense for accelerated vesting of certain replacement stock options, and professional fees incurred directly related to the acquisition. These adjustments are partially offset by a $3,431 related increase in the provision for income taxes.

(3) Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.